DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS

Registration No. 811-06324
FORM N-SAR
Annual Period Ended November 30, 2016

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On August 17, 2016, the Board of Trustees (the ?Board?) of Delaware Group Global & International Funds (the ?Registrant?) approved the replacement of the Delaware Focus Global Growth Fund?s (the ?Fund?) sub-advisor with the Global Ex-U.S. Equity team of the Fund?s investment manager, Delaware Management Company. In connection with this determination, the Board approved certain changes to the Fund?s investment strategies. These portfolio management and strategy changes became effective on November 30, 2016. In addition and in connection with these changes, the Fund?s name was changed to Delaware International Small Cap Fund. This information is herein incorporated by reference to the Registrant?s prospectus and statement of additional information dated November 30, 2016, as filed with the Securities and Exchange Commission (SEC Accession No. 0001145443-16-002367).

SUB-ITEM 77Q1: Exhibits

Exhibit Reference

77.Q.1(e) Amendment No. 4 to Exhibit A of the Investment Management Agreement (January 4, 2010) between Delaware Group Global & International Funds and Delaware Management Company, a series of Delaware Management Business Trust, dated November 30, 2016, attached as Exhibit.
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